Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 19, 2008

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $ Buffer Leveraged Commodity Basket-Linked Notes due 2010 (Linked to a Commodity Basket)

        The amount that you will be paid on your notes on the stated maturity date (which will be determined on the trade date, and is expected to be 24 months after the trade date, subject to postponement as described elsewhere in this prospectus supplement) is linked to the performance of an equally weighted basket of three U.S. dollar denominated commodity contracts (as listed below), which we refer to as “basket commodity contracts”, as measured from the trade date (           ) to and including the determination date (which will be determined on the trade date, and is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, subject to postponement as described elsewhere in this prospectus supplement), subject to a cap.

        The basket is weighted and comprises of three commodity contracts as set forth in the table below:

Basket Commodity:	Weighting in Basket	Reference Source (Bloomberg Page)	Initial Basket Commodity Level
CBT Corn (“corn”)	1/3	C 1<Cmdty>
CBT Soybeans (“soybeans”)	1/3	S 1<Cmdty>
CBT Wheat (“wheat”)	1/3	W 1<Cmdty>
1

        On the stated maturity date, for each $1,000 face amount of your notes:

•	if the basket return is positive, you will receive (1) the $1,000 face amount of your notes plus (2) an amount equal to between 1.80% and 1.90% of the $1,000 face amount for every 1% positive basket return, subject to a maximum payment amount of 154% to 157% of the face amount;
•	if the basket return is negative but not below -15%, you will receive the $1,000 face amount of your notes; and
•	if the basket return is negative and below -15%, you will lose 1% of the $1,000 face amount for every 1% decrease in the basket return below -15%.

        The final basket level is the percentage increase or decrease in the basket level over the life of your notes (i.e. from the trade date to and including the determination date), as determined through the basket return. The basket return will equal the sum of the weighted commodity performances of each of the three basket commodity contracts. For each basket commodity contract, the weighted commodity performance, expressed as a percentage, will be the product of the weighting (1/3) of such basket commodity contract times the commodity performance amount. For each of the basket commodity contracts, the commodity performance amount will be the final basket commodity level minus the initial basket commodity level, divided by the initial basket commodity level. The final basket commodity level for each of the basket commodity contracts will be the official settlement price of the front month commodity contract on the Chicago Board of Trade (“CBOT”), or if the listed option on such front month commodity contract has expired, the next commodity contract with respect to which there is a listed option on the CBOT, taken by the calculation agent at the close of business on the determination date, stated in U.S. dollars, and as displayed on the relevant reference source.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-15.

        Your investment in the notes involves certain risks. In particular, the notes are not principal protected and you could lose a substantial portion of your investment in the notes if the basket level declines. A basket return below -15% over the life of your notes through the determination date will reduce the payment you will receive on your notes, on the stated maturity date below the face amount of your notes. To the extent that the basket level declines by more than 15% from the initial basket level, the rate of decline in the amount you will be paid on your notes, on the stated maturity date will equal the rate of decline in the basket level below the buffer level. Moreover, the cap level is 130% and as a result, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount is also limited to between $1,540 and $1,570 (or, 154% to 157% of the face amount). In addition, the notes do not bear interest and no other payments will be made prior to the stated maturity date. Additionally, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. You should read “Additional Risk Factors Specific To Your Notes” on page S-9 so that you may better understand those risks.

Original issue date (settlement date):	Issue price: % of the face amount
Underwriting discount: % of the face amount	Net proceeds to the issuer: % of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated            , 2008.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-15. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Face amount: each note will have a face amount equal to $1,000, or integral multiples of $1,000 in excess thereof; $        in the aggregate for all the offered notes

Trade date:            , 2008

Settlement date (to be determined on the trade date): expected to be five business days after the trade date

Stated maturity date (to be determined on the trade date): expected to be 24 months after the trade date, unless postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated maturity date” and “Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17

No interest: the offered notes will not bear interest

Basket commodities: CBT Corn (“corn”), CBT Soybeans (“soybeans”) and CBT Wheat (“wheat”). See “The Basket Commodities” on page S-23

Payment amount: on the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash, which is calculated as follows:

•	if the final basket level is greater than or equal to the cap level, the maximum payment amount;
•	if the final basket level is greater than or equal to the initial basket level but less than the cap level, the sum of (1) the face amount plus (2) the product of (i) the face amount times (ii) the participation rate times (iii) the basket return;
•	if the final basket level is less than the initial basket level but greater than or equal to the buffer level, the face amount; and
•	if the final basket level is less than the buffer level, the product of (1) the face amount times (2) the sum of (i) the final basket level plus (ii) 15%

Initial basket level: 100%

Final basket level: the sum of (1) one plus (2) the basket return, with the result expressed as a percentage

Cap level: 130%

Maximum payment amount (to be determined on the trade date): expected to be between 154% and 157% of the face amount

Participation rate (to be determined on the trade date): expected to be between 180% and 190%

Buffer level: 85%

Basket weightings: the weighting for each of the basket commodity contracts is set forth in the table below:

Basket Commodity:	Weighting in Basket
Corn	1/3
Soybeans	1/3
Wheat	1/3
1

Initial corn level (to be determined on the trade date):

Final corn level: the official settlement price of the front month corn contract on the CBOT, or if the listed option on such front month corn contract has expired, the next corn contract with respect to which there is a listed option on the CBOT, taken by the calculation agent at the close of business on the determination date, stated in U.S. dollars, and as displayed on the reference source, subject to the circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and “— Market Disruption Event” on page S-20

Corn performance amount: the final corn level minus the initial corn level divided by the initial corn level

Initial soybeans level (to be determined on the trade date):

Final soybeans level: the official settlement price of the front month soybeans contract on the CBOT, or if the listed option on such front month soybeans contract has expired, the next soybeans contract with respect to which there is a listed option on the CBOT, taken by the calculation agent at the close of business on the determination date, stated in U.S. dollars, and as displayed on the reference source, subject to the circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and “— Market Disruption Event” on page S-20

Soybeans performance amount: the final soybeans level minus the initial soybeans level divided by the initial soybeans level

Initial wheat level (to be determined on the trade date):

Final wheat level: the official settlement price of the front month wheat contract on the CBOT, or if the listed option on such front month wheat contract has expired, the next wheat contract with respect to which there is a listed option on the CBOT, taken by the calculation agent at the close of business on the determination date, stated in U.S. dollars, and as displayed on the reference source, subject to the circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and “— Market Disruption Event” on page S-20

Wheat performance amount: the final wheat level minus the initial wheat level divided by the initial wheat level

Basket return: the sum of (1) the product of 1/3 times the corn performance amount plus (2) the product of 1/3 times the soybeans performance amount plus (3) the product of 1/3 times the wheat performance amount, with the result expressed as a percentage

Reference source: with respect to corn, the Bloomberg page “C 1<Cmdty>”; with respect to soybeans, the Bloomberg page “S 1<Cmdty>”; and with respect to wheat, the Bloomberg page “W 1<Cmdty>”; and in each case, any other display page or heading that may replace the page or heading on Bloomberg or any successor service thereto

Determination date (to be determined on the trade date): expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, unless postponed with respect to any basket commodity contract as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date” on page S-15 and “— Determination date” and “— Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman Sachs International

Business day: as described on page S-19

Trading day: as described on page S-19

CUSIP:

ISIN:

Q&A

How do the notes work?

        The notes offered by this prospectus supplement are expected to mature 24 months after the trade date, unless postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated maturity date” and “Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17. The return on the notes at maturity will be linked to the performance of an equally weighted basket of three U.S. dollar denominated commodity contracts. At maturity, for each $1,000 face amount of your notes we will pay you an amount in cash, which is calculated as follows:

•	if the final basket level is greater than or equal to the cap level, the maximum payment amount;
•	if the final basket level is greater than or equal to the initial basket level but less than the cap level, the sum of (1) the face amount plus (2) the product of (i) the face amount times (ii) the participation rate times (iii) the basket return;
•	if the final basket level is less than the initial basket level but greater than or equal to the buffer level, the face amount; and
•	if the final basket level is less than the buffer level, the product of (1) the face amount times (2) the sum of (i) the final basket level plus (ii) 15%

        The final basket level is the percentage increase or decrease in the basket level over the life of your notes (i.e. from the trade date to and including the determination date), as determined through the basket return. The basket return will equal the sum of the weighted commodity performances of each of the three basket commodity contracts. For each basket commodity contract, the weighted commodity performance will be the product of the weighting (1/3) of such basket commodity contract times the commodity performance amount. For each of the basket commodity contracts, the commodity performance amount will be the final commodity level minus the initial commodity level, divided by the initial commodity level. The final commodity level for each of the basket commodity contracts will be the official settlement price of the front month commodity contract on the CBOT, or if the listed option on such front month commodity contract has expired, the next commodity contract with respect to which there is a listed option on the CBOT, taken by the calculation agent at the close of business on the determination date, stated in U.S. dollars, and as displayed on the reference source.

        The notes will not bear any interest and no other payments will be made prior to the stated maturity date. See “Additional Risk Factors Specific To Your Notes” on page S-9.

Who should or should not consider an investment in the notes?

        We have designed the notes for investors who want to participate, on a 1.8-1.9-to-1 basis, in the potential increase in an equally weighted basket of three U.S. dollar denominated commodity contracts, subject to a maximum payment amount of 154% to 157% of the face amount. Further, the principal amount of your notes is exposed to any potential depreciation of the basket level over the life of your notes and you face the risk of losing a substantial portion of the principal amount of your notes. To the extent that the basket level declines by more than 15% over the life of your notes, the rate of decline in the amount you will be paid on your notes, on the stated maturity date will equal the rate of decline in the basket level.

        In addition, if the amount payable on your notes on the stated maturity date is the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific To Your Notes — Your Notes Do Not Bear Interest” on page S-9.

What will I receive on the stated maturity date of the Notes?

        The payment amount for each of your notes on the stated maturity date will be an amount in cash calculated in a manner specified on the front cover page of this prospectus supplement.

        As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms Of Your Notes” on page S-15.

What will I receive if I sell the notes prior to the stated maturity?

        If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as commodity contract prices, the volatility of the basket, interest rates, the time remaining until maturity, the current basket level and our creditworthiness. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific To Your Notes — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Expected to Be Significantly Less Than The Original Issue Price” on page S-9 and “— The Market Value of Your Notes May Be Influenced By Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-11.

What are the commodity contracts that comprise the basket?

        The basket is comprised of the following three commodity contracts: CBT Corn (“corn”), CBT Soybeans (“soybeans”) and CBT Wheat (“wheat”). For more information, please see “The Basket Commodity Contracts” on page S-23.

What about taxes?

        The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-26.

        Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid derivative contract in respect of the basket. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally should be long-term capital gain or loss if you held your notes for more than one year.

        The Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as your notes, which could adversely affect the value of your notes. In addition, legislation has recently been introduced in Congress that, if enacted, could also adversely affect the tax treatment and the value of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” on page S-26. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

        If you are a non-U.S. investor, please also read “Supplemental Discussion of Federal Income Tax Consequences” on page S-26.

        You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

HYPOTHETICAL EXAMPLES

        The following table and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket returns on the determination date could have on the payment amount, assuming all other variables remain constant. No one can predict what the market value of the basket commodity contracts will be on the determination date. The basket commodity contracts have been highly volatile — meaning that their prices have changed substantially in relatively short periods — in the past, and their performance cannot be predicted. The basket level can appreciate or depreciate due to changes in any of the basket commodity contract prices at any time during the life of the notes.

        Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket commodity contracts. The hypothetical examples shown below do not take into account any taxes you may owe as a result of owning your notes.

        We have assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-9.

        The table below also assumes that there is no change in or affecting the composition of the basket, and that no market disruption event occurs with respect to any basket commodity contract.

        Moreover, we have not yet set the initial basket commodity contract levels that will serve as the baseline for determining the basket return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial basket commodity contract levels may differ substantially from the basket commodity contract level prior to the trade date.

        For these reasons, the actual performance of the basket commodity contracts over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the basket commodity contracts shown elsewhere in this prospectus supplement. For information about the basket commodity contract prices during recent periods, see “The Basket Commodity Contracts — Historical Prices of the Basket Commodity Contracts” on page S-23. Before investing in the offered notes, you should consult publicly available news sources to determine the basket commodity contract prices between the date of this prospectus supplement and your purchase of the offered notes.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	185%
Maximum payment amount	$1,555
No market disruption event occurs

        The levels in the left column of the table represent hypothetical percentage change between final basket level and initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final returns and are expressed as percentages of the face amount of a note. For the purposes of the table below, we have assumed that the issue price is equal to 100%, and that the maximum payment amount is $1,555 with a participation rate of 185%.

Basket Return	Hypothetical Payment Amount as Percentage of Face Amount
60%	155.50%
55%	155.50%
50%	155.50%
40%	155.50%
30%	155.50%
20%	137.00%
15%	127.75%
10%	118.50%
5%	109.25%
0%	100.00%
-3%	100.00%
-5%	100.00%
-14.99%	100.00%
-15%	100.00%
-15.1%	99.90%
-25%	90.00%
-50%	65.00%
-75%	40.00%
-100.0%	15.00%

        If, for example, the basket return is 5%, and you purchased your notes on the original issue date and held them until the stated maturity date, the payment amount that we would deliver to you at maturity would be 109.25% of the face amount of your notes (or $1,092.50 for each $1,000 face amount of your notes).

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the basket commodity contracts and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total rate of return on the offered notes will depend on the actual basket return determined by the calculation agent on the determination date. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket commodity contracts. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

        The principal of your notes is not protected. Our cash payment on your notes on the stated maturity date will be based on the final basket level as determined by the performance of each of the basket commodity contracts as measured over the life of your notes. If the final basket level is less than the buffer level of 85%, then you will lose 1% of each $1,000 face amount of your notes for every 1% negative basket return below -15%. Thus, depending on the final basket level on the determination date, you could lose a substantial portion of your investment.

        Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in your notes.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is Expected to Be Significantly Less Than the Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Factors” below.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Potential Return on Your Notes Is Limited

        The cap level on the basket return is 130% and as a result you will not participate in any increase in the final basket level over 30%. If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1.8-1.9-to-1 basis, subject to a maximum payment amount of between 154% and 157% of the face amount.

        If the basket return exceeds 30%, your return on the notes at maturity will be less than the return on a direct investment in the commodity contracts included in the basket without taking into account taxes and other costs related to such a direct investment.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-

indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Payment Amount of Your Notes is Not Linked to the Level of the Basket Commodity Contracts at any Time Other Than the Determination Date

        The final basket level will be based on the official settlement price of the basket commodity contracts on the determination date (subject to adjustments as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” below). Therefore, if the settlement price of one of the basket commodity contracts dropped precipitously on the determination date, the payment amount for your notes may be significantly less than it would otherwise have been had the payment amount been linked to the settlement price of such basket commodity contract prior to such drop. Although the actual settlement price of the basket commodity contracts on the stated maturity date or at other times during the life of your notes may be higher than the settlement price of the basket commodity contracts on the determination date, you will not benefit from the settlement price of a basket commodity contract at any time other than on the determination date.

Commodity Prices May Change Unpredictably, Affecting the Market Price of Your Notes in Unforeseeable Ways

        Trading in commodities is speculative and has been and may continue to be extremely volatile. Commodity prices are affected by a variety of factors that are unpredictable, including, without limitation, changes in supply and demand relationships, the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive; weather, governmental programs and policies, national and international political, military, terrorist and economic events, fiscal, monetary and exchange control programs, changes in interest and exchange rates and changes, suspensions or disruptions of market trading activities in commodities and related contracts. These factors may affect in varying ways the value of your notes, and various factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

        Moreover, while all commodity prices are affected by some or all of these factors, they may have a greater adverse impact on the prices of agricultural sectors on which the basket is based, which may adversely affect the basket return and the value of your notes. Corn, soybeans and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual commodity. Prices of corn, soybeans and what have recently been at historic highs, due to increased global demand and other factors. There can be no assurance that prices will remain at this level or continue to rise, and it is possible that prices will begin to decline. A decline in the prices of these commodities will adversely affect the return on your notes.

Corn

        Corn is primarily used as a live-stock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. Changes in government policy regarding production of ethanol, or changes in the demand for ethanol, could adversely affect the price of corn during the term of your notes. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

Soybeans

        Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

Wheat

        Global supply of and demand of wheat are generally driven by global grain production, population growth and economic activity.

Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

A Decline in One or More of the Basket Commodity Contracts May Offset Positive Performance of the Other Basket Commodity Contracts

        The basket is composed of three commodity contracts. Declines in the official settlement price of the contracts relating to one or more commodities on the determination date will reduce or may wholly offset the positive effect of any increases in the official settlement price of the other basket commodity contracts.

        You cannot predict the future performance of any of the basket commodity contracts or of the basket as a whole, or whether increases in the prices of any of the basket commodity contracts will be offset by decreases in the prices of the other basket commodity contracts, based on their historical performance. In addition, there can be no assurance that any of the final commodity levels will be higher than the corresponding initial commodity levels, or that the sum of the performance amounts of the basket commodity contracts will be positive.

Suspensions or Disruptions of Market Trading in Basket Commodity Contracts and Related Futures May Adversely Affect the Value of Your Notes

        The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract on a particular trading facility, which could adversely affect the value of similar contracts or similar commodities on other commodity trading facility, including the CBOT, which could adversely affect the value of the basket and, therefore, the value of your notes. The prices of corn, soybeans and wheat have at various times recently traded at their limit prices for several consecutive days.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

        When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the value of your notes, including:

•	the volatility — i.e., the frequency and magnitude of changes — of the basket commodity levels;
•	the level of each of the basket commodities at any time and, in particular, on the specified determination date;
•	economic, financial, regulatory, political and military or other events that affect commodity markets generally and the industry and market segments of which the basket commodities are a part, and which may affect the basket commodity levels;
•	interest and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket commodity contracts relative to the U.S. dollar based on their historical performance.

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The Calculation Agent Can Postpone the Stated Maturity Date if a Market Disruption Event Occurs

        If the calculation agent determines that, on a day that would otherwise be the determination date, a market disruption event with respect to any of the basket commodity contracts has occurred or is continuing, or if such date is not a trading day with respect to any basket commodity contract, the determination date for such basket commodity contract will be postponed until the first trading day on which no market disruption event occurs or is continuing with respect to such basket commodity contract, although not by more than five business days. As a result, the stated maturity date for your notes will also be postponed. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the determination date is postponed to the last possible day with respect to any basket commodity contract, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date for such basket commodity contract. In addition, in the event the determination date is postponed for any basket commodity contract, we will still use the final basket commodity levels for such unaffected basket commodity contracts on the original determination date for the purposes of determining the basket return. If the calculation agent determines that any final basket commodity level that must be used to determine the payment amount is not available on the last possible determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the basket return based on its assessment, made in its sole discretion, of such final basket commodity level on that day.

The Commodity Contracts Included in the Basket are in the Agricultural Sector of the Commodity Markets, and the Performance of the Agricultural Sector Could Materially Affect the Payment Amount.

        The commodity contracts included in the basket are in the agricultural sector of the commodities markets. Therefore, if the general level of prices for agricultural commodities has declined on the determination date from the trade date, the effect of such adverse movements will reduce the payment amount you receive at maturity. In addition, as commodity contracts included in the basket are not based on a diversified basket of commodity contracts and are instead only in the agricultural sector, the effect of any adverse price movements in this sector from which the commodities derive will not be offset by gains in the prices of other commodities in different commodity market sectors. Accordingly, this will result in a greater degree of volatility with respect to the basket return which could adversely affect the value of your notes.

        In addition, unlike many commodity baskets, the weighting of the commodities included in the basket is not based on production or consumption statistics and therefore might not reflect the relative significance of each commodity to the economy. As a result, an investment linked to the basket might not accomplish the same objectives as an investment linked to other commodity baskets, such as providing a partial hedge against inflation or other economic factors due to greater diversification across commodity markets.

You Have No Rights with Respect to Commodities or Commodity Contracts or Rights to Receive Any Commodities

        Investing in your notes will not make you a holder of any of the basket commodities or any contracts with respect thereto. Neither you nor any other holder or owner of your notes will have any rights with respect to any basket commodity or commodity contract. Any amounts payable on your notes will be made in cash, and you will have no right to receive delivery of any basket commodity or commodity contract.

If the Levels of the Basket Commodity Contracts Change, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the commodity contracts comprising the basket. Changes in the basket commodity contract levels may not result in a comparable change in the market value of your notes. In part, this is because the return on your notes depends on the weighted performance of all the basket commodity contracts rather than on any single commodity contract. We discuss some other reasons for this disparity under “—

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The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by Goldman Sachs in the Basket Commodity Contracts and the Underlying Commodities May Impair the Value of Your Notes

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing futures and/or other instruments linked to the basket commodity contracts. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the basket commodity contracts, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other commodity-linked notes whose returns are linked to changes in the prices of one or more of the basket commodity contracts. Any of these hedging activities may adversely affect the price of one or more of the basket commodity contracts and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket commodity contracts or instruments whose returns are linked to any of the basket commodity contracts for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of one or more of the basket commodity contracts and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the price of one or more of the basket commodity contracts. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

Our Business Activities May Create Conflicts of Interest Between Your Interests in Your Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and/or expect to engage in trading activities related to the basket commodity contracts that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions for their customers and in accounts under their management. Those trading activities, if they influence the prices of the basket commodity contracts, could be adverse to your interests as a beneficial owner of your notes.

        Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to any of the basket commodity contracts. Any of these activities by any of our affiliates may affect the price of one or more of the basket commodity contracts and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

        As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the basket return, which we will use to determine how much cash we must pay on the stated maturity date and whether to postpone the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation of a basket commodity

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contract. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us” above. We may change the calculation agent at any time without notice, and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction”under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Note Are Uncertain

        The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid derivative contract. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally should be long-term capital gain or loss if you held your notes for more than one year.

        The Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as your notes, which could adversely affect the value of your notes. Legislation has recently been introduced in Congress that, if enacted, could also adversely affect the value of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

        If you are a non-U.S. investor, please also read “Supplemental Discussion of Federal Income Tax Consequences”.

        You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

        No interest: the notes do not bear interest

        Specified currency:

•	U.S. dollars (“$”)

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Payment of Principal on Stated Maturity Date

        On the stated maturity date, we will pay as principal, to the holder of the notes for each of your notes, an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum payment amount;

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•	if the final basket level is greater than or equal to the initial basket level but less than the cap level, the sum of (1) the face amount plus (2) the product of (i) the face amount times (ii) the participation rate times (iii) the basket return;
•	if the final basket level is less than the initial basket level but greater than or equal to the buffer level, the face amount; and
•	if the final basket level is less than the buffer level, the product of (1) the face amount times (2) the sum of (i) the final basket level plus (ii) 15%.

        The cap level is 130%. The buffer level equals 85%. The initial basket level is set at 100%. The participation rate will be determined on the trade date and is expected to be between 180% and 190%. The maximum payment amount is expected to be 154% to 157% of the face amount, which equals $1,540 to $1,570 for each $1,000 face amount of your notes.

Basket return

        The basket return is the sum of (1) the product of 1/3 times the corn performance amount plus (2) the product of 1/3 times the soybeans performance amount plus (3) the product of 1/3 times the wheat performance amount, with the result expressed as a percentage.

        If the final basket level is less than 85%, i.e. the basket return is less than -15%, you will participate in any such decline on a one for one basis. As a result of the cap level, the holder of your notes will not benefit from any positive basket return in excess of 30%. Therefore, if the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1.8-1.9-to-1 basis, subject to a maximum payment amount of between 154% and 157% of the face amount.

Final basket level

        The final basket level will equal the sum of (1) one plus (2) the basket return, with the result expressed as a percentage.

Basket weightings

        The weighting for each of the basket commodity contract is as shown in the table below:

Basket Commodity	Weighting in Basket	Initial Basket Commodity Level
CBT Corn (“corn”)	1/3
CBT Soybeans (“soybeans”)	1/3
CBT Wheat (“wheat”)	1/3
1

Initial corn level

        The initial corn level will be determined on the trade date.

Final corn level

        The final corn level is the official settlement price of the front month corn contract on the CBOT, or if the listed option on such front month corn contract has expired, the next corn contract with respect to which there is a listed option on the CBOT, taken by the calculation agent at the close of business on the determination date, stated in U.S. dollars, and as displayed on the relevant reference source, subject to the circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and “— Market Disruption Event” on page S-20.

Corn performance amount

        The corn performance amount will be the final corn level minus the initial corn level divided by the initial corn level.

Initial soybeans level

        The initial soybeans level will be determined on the trade date.

Final soybeans level

        The final soybeans level is the official settlement price of the front month soybeans contract on the CBOT, or if the listed option on such front month soybeans contract has expired, the next soybeans contract with respect to which

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there is a listed option on the CBOT, taken by the calculation agent at the close of business on the determination date, stated in U.S. dollars, and as displayed on the relevant reference source, subject to the circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and “— Market Disruption Event” on page S-20.

Soybeans performance amount

        The soybeans performance amount will be the final soybeans level minus the initial soybeans level divided by the initial soybeans level.

Initial wheat level

        The initial wheat level will be determined on the trade date.

Final wheat level

        The final wheat level is the official settlement price of the front month wheat contract on the CBOT, or if the listed option on such front month wheat contract has expired, the next wheat contract with respect to which there is a listed option on the CBOT, taken by the calculation agent at the close of business on the determination date, stated in U.S. dollars, and as displayed on the relevant reference source, subject to the circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below and “— Market Disruption Event” on page S-20.

Wheat performance amount

        The wheat performance amount will be the final wheat level minus the initial wheat level divided by the initial wheat level.

Stated maturity date

        The stated maturity date will be determined on the trade date and is expected to be 24 months after the trade date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date referred to below is postponed, however, then the stated maturity date will be the fifth business day following the determination date as postponed.

Determination date

        The determination date will be determined on the trade date and is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day with respect to any basket commodity contract. In that event, the determination date for such basket commodity contract will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such basket commodity contract. In no event, however, will the determination date for any of the basket commodity contract be postponed by more than five business days.

Reference Source

        Reference source means, with respect to corn, the Bloomberg page “C 1<Cmdty>”, with respect to soybeans, the Bloomberg page “S 1<Cmdty>”; and with respect to wheat, the Bloomberg page “W 1<Cmdty>”; and in each case, any other display page or heading that may replace the page or heading on Bloomberg or any successor service thereto.

        For the avoidance of doubt, if the official settlement price as displayed by the reference source for any basket commodity contract differs from that as determined by the CBOT, the official settlement price determined by CBOT will prevail.

Consequences of a Market Disruption Event or a Non-Trading Day

        As indicated above, if a market disruption event occurs or is continuing with respect to any basket commodity contract on a day that would otherwise be the determination date for such basket commodity contract or such day is not a trading day, then, notwithstanding the official settlement price published by CBOT, Bloomberg, or any successor service, with respect to such date, the calculation agent will determine the settlement price of such basket commodity contract as follows:

•	with respect to each basket commodity contract that is not affected by the market disruption event, the settlement price will be

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based on the “daily contract reference price” of that commodity or contract relating to that commodity as announced or published by the relevant reference source on the determination date,
•	with respect to each basket commodity contract that is affected by the market disruption event, the settlement price for that commodity contract for purposes of your notes will be based on the “daily contract reference price” of such basket commodity contract on the first day following the originally scheduled determination date that is a trading day with respect to the basket commodity contract and on which no market disruption occurs or is continuing with respect to such commodity or contract; provided, however, that in no event will the valuation with respect to an affected basket commodity contract be postponed by more than five consecutive business days after the originally scheduled determination date and in any such case, the “daily contract reference price” for the affected basket commodity contract shall be determined by the calculation agent on the sixth business day; in any such case, the calculation agent will determine the “daily contract reference price” for the affected basket commodity contract as of the relevant determination date in its sole discretion;
•	the calculation agent will determine the settlement price of the basket commodity contract by reference to the “daily contract reference price” determined in accordance with the clauses above using the then-current method for calculating the daily contract reference price.

        For any basket commodity contract, the “daily contract reference price” is defined as the price of each basket commodity contract that is used as a reference or benchmark by market participants.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes.

        This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “—Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the basket return, each final basket commodity

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contract level, each basket commodity performance amount, market disruption events, trading days, business days, the default amount and the payment amount on your notes to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

        When we refer to a business day with respect to your notes, we mean a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York and London are authorized or obligated by law, regulation or executive order to close.

Trading Day

        When we refer to a trading day in this prospectus supplement, we mean a day, as determined by the calculation agent, that is a day on which (i) the CBOT is open for trading during its regular trading session, notwithstanding the CBOT closing prior to its scheduled closing time, (ii) the calculation agent in London is open for business, and (iii) Goldman, Sachs & Co. in New York is open for business.

Chicago Board of Trade

        CBOT shall mean, with respect to each basket commodity, the Chicago Board of Trade or, if the CBOT is no longer the principal exchange or trading market for such basket commodity, such exchange or principal trading market for such basket commodity which serves as the source of prices for such basket commodity and principal exchanges where options or futures contracts on such basket commodity are traded.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

        Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

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•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

        Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Asia, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

        Any of the following will be a market disruption event with respect to any of the basket commodity contracts:

•	The applicable exchange or other reference source fails to announce or publish the settlement price for the basket commodity contract, or
•	the permanent discontinuance of trading in the relevant futures contract on the relevant exchange, the disappearance of, trading in the relevant basket commodity contract, or the disappearance or permanent discontinuance or unavailability of the settlement price for that basket commodity contract, or
•	a material change in the formula for or the method of calculating the settlement prices for the basket commodity contract, or
•	a material change in the content, composition or constitution of the basket commodity contract, including, without limitation, any material change in the futures contract specification.

        For the purposes of the last bullet point, a change in futures contract specification will be material if the calculation agent determines, in its sole discretion, that it causes a change in the applicable settlement price.

        In addition, any of the following will also constitute a market disruption event with respect to a basket commodity contract for which the settlement price is announced or published by an exchange, as determined by the calculation agent in its sole discretion:

•	a material limitation, suspension, or disruption of trading of the relevant futures contract which results in a failure by the exchange on which that basket commodity contract is traded to report the settlement price, or
•	the settlement price for that basket commodity contract is a “limit price”, which means that the settlement price for that basket commodity contract for a day has increased or decreased form the previous day’s settlement price by the maximum amount permitted under the applicable exchange rules, or
•	the relevant exchange fails to list a futures contract with the same specification as that which applies in relation to that basket commodity contract as of the strike fixing date, or lists futures contracts for the same basket commodity contract, but with a specification which differs materially from that which applies to that basket commodity contract as of the strike fixing date.

        For the purposes of the last bullet point, a change in futures contract specification will be

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material if the calculation agent determines, in its sole discretion, that it causes a change in the applicable settlement price.

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USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and/or other instruments linked to basket commodity contracts on or before the trade dates. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more basket commodity contracts. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to commodities,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on basket commodity contracts designed to track the performance of agricultural commodities exchanges or other components of the commodities markets, and/or
•	may take short positions in the other instruments based on commodities of the kind described above — i.e., we and/or our affiliates may sell instruments based on commodities of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket commodities or other commodities. We expect these steps to involve sales of instruments linked to the basket commodity contracts and other commodity contract on or shortly before the determination date. These steps also may involve sales and/or purchases of listed or over-the-counter options, futures or other instruments linked to any one or more of the basket commodity contracts or other commodity contracts or other components of the U.S., European and Asian commodities markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Basket Commodities Or The Basket Commodities May Impair The Value Of Your Notes” and “—Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us” above for a discussion of these adverse effects.

S-22

THE BASKET COMMODITY CONTRACTS

        We have derived all information regarding each of the three commodity contracts contained in this prospectus supplement from publicly available information, without independent verification.

Historical Prices of the Basket Commodity Contracts

        The respective prices for the basket commodity contracts have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the prices for any of the basket commodity contracts during any period shown below is not an indication that the prices of the basket commodity contracts are more or less likely to increase or decrease at any time during the life of your notes.

        You should not take the historical prices of the basket commodity contracts as an indication of future performance. We cannot give you any assurance that the future performance of the basket commodity contracts will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Moreover, in light of current market conditions, the trends reflected in the historical performance of the basket commodity contracts may be less likely to be indicative of the performance of the basket during the period from the trade date until the determination date and of the final level of the basket commodities that would otherwise have been the case. However, in light of the increased volatility currently being experienced by U.S. and global commodity markets and recent market declines, it may be substantially more likely that you could lose a substantial portion of your investment in the notes than would have otherwise been the case.

        Neither we nor any of our affiliates make any representation to you as to the performance of the basket commodity contracts. The actual performance of the basket commodity contracts over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical prices shown below.

        The following tables set forth the published high, low and end of quarter prices for each of the basket commodity contracts for each calendar quarter from January 1, 2005 to March 18, 2008, as published by Bloomberg Financial Markets for such periods. We obtained the information in the tables from Bloomberg Financial Markets, without independent verification. The historical prices, the historical price performance of the basket commodity contracts and the degree of correlation between the price trends of the basket commodity contracts (or lack thereof) should not be taken as an indication of future performance. We cannot give you any assurance that the basket return will be greater than zero or that you will receive more than the face amount of your notes at maturity.

S-23

Quarterly High, Low and Period End Prices for Corn $/bu

	High	Low	Period End
2005
Quarter ended March 31	$2.29	$1.95	$2.13
Quarter ended June 30	$2.36	$1.95	$2.12
Quarter ended September 30	$2.60	$1.95	$2.06
Quarter ended December 31	$2.16	$1.86	$2.16

2006
Quarter ended March 31	$2.36	$2.05	$2.36
Quarter ended June 30	$2.63	$2.23	$2.36
Quarter ended September 30	$2.64	$2.19	$2.63
Quarter ended December 31	$3.90	$2.64	$3.90

2007
Quarter ended March 31	$4.35	$3.55	$3.75
Quarter ended June 30	$4.19	$3.30	$3.30
Quarter ended September 30	$3.87	$3.10	$3.73
Quarter ended December 31	$4.56	$3.40	$4.56

2008
Quarter ending March 31 (through March 18, 2008)	$5.64	$4.56	$5.47

Quarterly High, Low and Period End Prices for Soybeans $/bu

	High	Low	Period End
2005
Quarter ended March 31	$6.85	$5.07	$6.36
Quarter ended June 30	$7.45	$6.13	$6.66
Quarter ended September 30	$7.32	$5.58	$5.73
Quarter ended December 31	$6.41	$5.56	$6.31

2006
Quarter ended March 31	$6.50	$5.84	$5.86
Quarter ended June 30	$6.23	$5.69	$6.23
Quarter ended September 30	$6.35	$5.39	$5.48
Quarter ended December 31	$7.21	$5.43	$7.21

2007
Quarter ended March 31	$8.15	$6.92	$7.78
Quarter ended June 30	$8.82	$7.26	$8.82
Quarter ended September 30	$10.09	$8.15	$9.91
Quarter ended December 31	$12.64	$9.26	$12.35

2008
Quarter ending March 31 (through March 18, 2008)	$15.70	$12.21	$13.22

S-24

Quarterly High, Low and Period End Prices for Wheat

	High	Low	Period End
2005
Quarter ended March 31	$3.68	$2.88	$3.31
Quarter ended June 30	$3.50	$3.02	$3.32
Quarter ended September 30	$3.52	$3.10	$3.46
Quarter ended December 31	$3.49	$3.05	$3.39

2006
Quarter ended March 31	$3.86	$3.23	$3.48
Quarter ended June 30	$4.26	$3.42	$3.96
Quarter ended September 30	$4.46	$3.64	$4.43
Quarter ended December 31	$5.43	$4.40	$5.01

2007
Quarter ended March 31	$5.02	$4.38	$4.38
Quarter ended June 30	$6.26	$4.19	$5.97
Quarter ended September 30	$9.39	$5.83	$9.39
Quarter ended December 31	$0.80	$7.48	$8.85

2008
Quarter ending March 31 (through March 18, 2008)	$12.83	$8.83	$11.64

S-25

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are beneficial owner of the notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source;
•	or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax-exempt organization;
•	a regulated investment company;
•	a common trust fund;
•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;
•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;
•	or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

        Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

        You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a prepaid derivative contract in respect of the basket. Except as otherwise noted below, the discussion herein assumes that your notes will be so treated.

        Upon the sale or maturity of your notes, you should recognize capital gain or loss in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year.

S-26

        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat each of your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

        If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes.

        If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

        If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes.

        It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

        For example, it is possible that the Internal Revenue Service could treat any gain that you recognize upon the maturity of your notes as ordinary income. It is also possible that the Internal Revenue Service may take the position that you are required to accrue the minimum payment amount at maturity over the life of your notes and that it should be characterized as ordinary income irrespective of the amount you receive upon the maturity of your notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

        On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as your notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to treat the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate.

S-27

        In addition, legislation has been introduced that, if enacted, would require holders of the notes purchased after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

United States Alien Holders

        If the notes are treated as prepaid derivative contracts, as described above, and you are a United States alien holder (as defined in the accompanying prospectus), you should not be subject to United States withholding tax with respect to payments on your notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status. On December 7, 2007, however, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding.

        As described above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the offered notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

S-28

EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

S-29

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original price.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $        . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        We expect to deliver the notes against payment therefor in New York, New York on     , 2008 which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Goldman, Sachs & Co. has represented and agreed that:

S-30

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200.000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in

S-31

accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

S-32

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-7
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-15
Use of Proceeds and Hedging	S-22
The Basket Commodities	S-23
Supplemental Discussion of Federal Income Tax Consequences	S-26
Employee Retirement Income Security Act	S-29
Supplemental Plan of Distribution	S-30

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer.	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities..	103
Considerations Relating to Securities Denominated or Payable in or Linked to a
Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$

The Goldman Sachs Group, Inc.

Buffer Leveraged Commodity Basket-Linked Notes due 2010
(Linked to a Commodity Basket)

Medium-Term Notes, Series B

Goldman, Sachs & Co.